SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
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[X] Preliminary Proxy Statement              [ ] Confidential, for use of the
[ ] Definitive Proxy Statement                   Commission only (as permitted
[ ] Definitive Additional Materials              by Rule 14a-6(e)(2)).
[ ] Soliciting Material Pursuant to /ss/240.14a-11(c) or /ss/240.14a-12

                               PLASMA-THERM, INC.
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               PLASMA-THERM, INC.
           -----------------------------------------------------------
          (Name of Person(s) Filing Proxy Statement) Payment of Filing
                        Fee (Check the appropriate box):

[X] No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                               PLASMA-THERM, INC.
                                  -------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 12, 1998
                                  -------------


    Notice is hereby given that the Annual Meeting of Stockholders of PLASMA-THERM, INC. (the "Company") will be held at the offices of the Company, 10050 16th Street North, St. Petersburg, Florida, on Tuesday, May 12, 1998 at 10:00 A.M., local time, for the following purposes:

    1. To consider and approve an amendment to the Company's Articles of Incorporation ("Articles of Incorporation") and Bylaws of the Company ("Bylaws") to provide for the classification of the Board of Directors into three classes.

    2. To consider and approve an amendment to the Articles of Incorporation and Bylaws to eliminate the shareholders' ability to fill vacancies on the Board.

    3. To consider and approve an amendment to the Articles of Incorporation and Bylaws to increase to 66-2/3% the threshold of shareholder votes required to remove a director for cause.

    4. To consider and approve an amendment to the Articles of Incorporation and Bylaws to increase to 50% the threshold of shareholder votes required to call a special shareholders' meeting.

    5. To consider and approve an amendment to the Articles of Incorporation and Bylaws to increase to 66-2/3% the threshold of shareholder votes required for shareholders to amend the Bylaws.

    6. To elect four persons to serve as Directors of the Company.

    7. To consider and act upon any matters incidental to the foregoing purposes and to transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has selected the close of business on Friday, March 13, 1998, as the record date for the determination of Shareholders entitled to notice of and to vote at this Annual Meeting and any adjournment or postponement thereof.

    Enclosed is your copy of (i) the Company's Annual Report to Shareholders for the fiscal year ended November 30, 1997 ("fiscal 1997"), (ii) the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for fiscal 1997; and (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1998.

    You are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to complete, date, sign and return the enclosed proxy card, which is solicited by the board of directors, in the self-addressed envelope enclosed for your convenience which requires no postage if mailed in the United States. You may revoke your proxy at any time before it is voted at the meeting by giving written


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notice to the secretary of the Company, by delivering to the secretary of the company a duly executed proxy bearing a later date or by appearing at the meeting and voting by written ballot in person.

                                              By Order of the Board of Directors


April 12, 1998                                 W. NICHOLAS GOETZ
                                               SECRETARY


STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.



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


                               PLASMA-THERM, INC.
                                   ----------
                               PROXY STATEMENT

     This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Plasma-Therm, Inc., a Florida corporation (the "Company"), for the Annual Meeting of Shareholders to be held at the Company's headquarters, 10050 16th Street North, St. Petersburg, Florida 33716, on Tuesday, May 12, 1998 at 10:00 a.m., Local Time, and at any postponements or adjournments thereof (the "Meeting" or the "Annual Meeting"). The approximate date on which this Proxy Statement and the accompanying form of proxy will be first sent or given to Shareholders is April 12, 1998.

     The record date for determining Shareholders entitled to vote at the Meeting has been fixed as the close of business on Friday, March 13, 1998 (the "Record Date"). As of the Record Date, there were 11,160,561 shares of the Common Stock owned at the Record Date entitling the holder to one vote. There is no other class of voting securities outstanding. Votes may not be cumulated in the election of directors. The presence, in person or by proxy, at the Meeting of the holders of a majority of the shares of Common Stock entitled to vote will constitute a quorum for purposes of the Meeting.

     If the proxy card accompanying this Proxy Statement is properly executed and returned, the shares of common stock, par value $.01 per share of the Company (the "Common Stock"), represented thereby will be voted as instructed on the proxy card, but if no instructions are given, such shares of Common Stock will be voted in favor of (i) the addition to the Company's Articles of Incorporation ("Articles of Incorporation"), and corresponding amendment of the Bylaws of the Company ("Bylaws"), of a provision classifying the Board of Directors into three classes, (ii) the amendment to the Articles of Incorporation and Bylaws eliminating the shareholders' ability to fill vacancies on the Board, (iii) the amendment to the Articles of Incorporation and Bylaws to require the affirmative vote of 66-2/3% of the outstanding Common Stock to remove a director for cause; (iv) the amendment to the Articles of Incorporation and Bylaws to require the affirmative vote of 50% of the outstanding Common Stock for shareholders to call a special meeting; (v) the amendment to the Articles of Incorporation and Bylaws to require the affirmative vote of the holders of 66-2/3% of the outstanding Common Stock to amend, alter or repeal the Bylaws; (vi) the election to the Board of each of the nominees for directors of the Company, and (vi) any other matters incidental to the foregoing purposes and to transact such other business as may properly come before the Meeting. Any proxy given may, however, be revoked by the stockholder executing it at any time before it is voted by giving written notice to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date or by appearing at the Meeting and voting by written ballot in person.

     The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and employees of the Company may solicit proxies by such methods without additional remuneration. In accordance with the regulations of the Securities and Exchange Commission, the Company will reimburse, upon request, banks, brokers and other institutions, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of the Company's Common Stock.

                          POSSIBLE CONSEQUENCES OF THE
                     ANTI-TAKEOVER EFFECTS OF THE AMENDMENTS

     The Board of Directors has evaluated the potential vulnerability of the Company's stockholders to the threat of unfair or coercive takeover tactics and has considered the range of possible responses to any such threat. The Board of Directors has unanimously approved, and recommends to the Company's stockholders for their approval, the amendments to the Articles of Incorporation and Bylaws described in Proposals 1 through 5 set forth below. Proposals 1 through 5 are referred to collectively as the "Amendments."

     Proposals 1 through 5 involve related amendments to the Articles of Incorporation and Bylaws designed to assist the Company's stockholders in obtaining fair and equitable treatment in the event of a takeover of the Company. These Proposals include (i) the addition to the Company's Articles of Incorporation and Bylaws of a provision classifying the Board of Directors into three classes, (ii) the amendment to the Articles of Incorporation and Bylaws eliminating the shareholders' ability to fill vacancies on the Board, (iii) the amendment to the Articles of Incorporation and Bylaws to require the affirmative vote of 66-2/3% of the outstanding Common Stock to remove a director for cause;
(iv) the amendment to Articles of Incorporation and Bylaws to require the affirmative vote of 50% of the outstanding Common Stock for shareholders to call a special meeting; and (v) the amendment to the Articles of Incorporation and Bylaws to require the affirmative vote of the holders of 66-2/3% of the outstanding Common Stock to amend, alter or repeal the Bylaws (including, if adopted, the amendments set forth in Proposals 1 through 5).

     The Amendments are not in response to any effort, of which the Company is aware, to accumulate the Common Stock or to obtain control of the Company. The Board of Directors has observed the relatively common use of certain coercive takeover tactics in recent years, including the accumulation of substantial common stock positions as a prelude to a threatened takeover or corporate restructuring, proxy fights, and partial tender offers. The Board of Directors believes that the use of these tactics can place undue pressure on a corporation's board of directors and stockholders to act hastily and on incomplete information and, therefore, can be highly disruptive to a corporation as well as result in unfair differences in treatment of stockholders who act immediately in response to announcement of takeover activity and those who choose to act later, if at all.

     While the Amendments, individually and collectively, give added protection to the Company's stockholders, they may also have the effect of making more difficult and discouraging a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of some or all of the Company's stockholders. The Amendments also may delay the assumption of control by a holder of a large block of the Common Stock and the removal of incumbent management, even if such removal might be beneficial to some or all of the stockholders. Furthermore, the Amendments may have the effects of deterring or frustrating certain types of future takeover attempts that may not be approved by the incumbent Board of Directors, but that the holders of a majority of the shares of Common Stock may deem to be in their best interests or in which some or all of the stockholders may receive a substantial premium over prevailing market prices for their stock. By having the effect of discouraging takeover attempts, the Amendments also could have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the Common Stock that often result from actual or rumored takeover attempts.

     The Board of Directors recognizes that a takeover might in some circumstances be beneficial to some or all of the Company's stockholders but, nevertheless, believes that the stockholders as a whole will benefit from the adoption of Proposals 1 through 5. The Board of Directors further believes that it is preferable to act on the proposed Amendments when they can be considered carefully rather than during an unsolicited bid for control.

     Under Florida law, the adoption of a bylaw that adds, changes, or deletes a greater voting requirement for shareholders must meet the same voting requirement then in effect or proposed to be in adopted, whichever is greater. Accordingly, the Amendment to the Bylaws set forth in Proposal 4 requires the affirmative vote of the holders of 66-2/3% of the outstanding Common Stock. Under the Company's Articles of Incorporation, the proposed Amendments to the Articles of Incorporation described in Proposals 1 through 5 also requires the affirmative vote of the holders of 66-2/3% of the Company's outstanding Common Stock. All of the proposals are permitted by law. If stockholders approve any or all of the Amendments, the Company will file an amendment to the Articles of Incorporation of the Company that reflects the amendments which have been approved with the Secretary of State of the State of Florida. Each of the Amendments adopted by the Company's stockholders will become effective regardless of whether any of the other Amendments to be acted upon at the Meeting is adopted.

     The full text of each Amendment for which approval is sought in Proposals 1 through 5 is set forth in the exhibits to this Proxy Statement, and the following summaries of such Amendments are qualified in their entirety by reference to such exhibits. Stockholders are urged to read carefully the following description and discussion of the proposed Amendments and exhibits to this Proxy Statement before voting on the Amendments.

                                   PROPOSAL 1

                      CLASSIFICATION OF BOARD OF DIRECTORS

     The Board of Directors has approved a resolution amending the Articles of Incorporation to provide for a classified Board of Directors and to establish procedures for filling vacancies on the Board. At the Meeting, stockholders will consider and vote on this proposed amendment. The text of the proposed amendment is attached to this Proxy Statement as EXHIBIT 1. The statements made in this Proxy Statement with respect to this amendment to the Articles of Incorporation should be read in conjunction with and are qualified in their entirety by reference to EXHIBIT 1.

     This Proposal 1 may have the effect of making it more difficult for stockholders to remove the existing management of the Company and may, therefore, discourage potentially unfriendly bids for shares of the Company. See "Possible Consequences of the Anti-Takeover Effects of the Amendments."

     The Articles of Incorporation would be amended to provide for a classified Board of Directors by adding revising the first paragraph of Article VII as provided in EXHIBIT 1. This Proposal 1 would operate to divide the Board into three separate classes of directors, as nearly equal in number as possible, to serve a three-year term and until their successors are duly elected and qualified with each class being elected at different annual stockholder meetings. Following the effectiveness of this Proposal, Class I will consist of one director who will serve for an initial term of one year, Class II will consist of two directors who will serve for an initial term of two years, and Class III will consist of one director who will serve for an initial term of three years. See

"Proposal 6 - Election of Directors." At each annual meeting after 1998, directors will be elected to succeed those whose terms then expire and each newly elected director will serve for a three-year term. The proposed Amendment would replace the prior system of electing all of the directors annually for one year terms.

     The effect of a classified Board of Directors may be circumvented by increasing or decreasing the size of the Board. At present, vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, are required to be filled by a majority of the remaining members of the Board, although less than a quorum (and, if not so filled, by a majority of the shareholders unless Proposal 2 also is adopted), and each person so elected serves as a director until a successor is elected by the stockholders at the next annual meeting at which directors are elected. This Proposal 1 provides that the size of the Board may be fixed solely by action of the Board itself, and that any vacancies in the Board of Directors be filled by a majority vote of the remaining directors then in office, even though less than a quorum. If the number of directors constituting the Board is increased or decreased, the resulting number of directors will be apportioned among the three classes so as to make all classes as nearly equal in number as possible, except that the term of any incumbent director may not be shortened. Under the Florida Business Corporation Act ("FBCA"), the term of a director elected to fill a vacancy expires at the next shareholders' meeting at which directors are elected. Accordingly, in the event that stockholders approve this Proposal 1, and the number of directors constituting the Board is increased, persons appointed by the Board to fill resulting vacancy will stand for reelection at the next annual meeting of shareholders; however, each person so elected would serve for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred.

     Since directors will be serving for longer terms which expire at different times and, in the event Proposal 3 is approved, may be removed only for cause by a supermajority vote of stockholders, the Board of Directors believes that a classified Board will promote continuity of management and, thereby enhance the ability of the Company to carry out long-range plans and goals for its benefit and the benefit of its stockholders. Although the Company has not experienced difficulties in the past in maintaining continuity of the Board and management, the Board of Directors believes that a classified Board will assist the Company in maintaining this continuity of management into the future. Additionally, this Proposal 1 has certain anti-takeover effects that the Board believes will deter unsolicited takeover attempts and protect the value of each stockholder's investment in the Company.

     A classified Board would also extend the time it would take for a majority stockholder to obtain control of the Board of Directors, thereby limiting such abusive takeover tactics as two tiered tender offers. Assuming each class of directors is equal in size, a majority stockholder could not obtain control of the Board until the second annual stockholder' meeting after it acquired a majority of the voting stock. During this time, the Board of Directors would have a better opportunity to negotiate with any such majority stockholder to obtain more favorable price and terms in any merger or tender offer. For these reasons, the Board of Directors believes that Proposal 1 may have anti-takeover effects as described above. In considering Proposal 1, stockholders should consider and review the section entitled "Possible Consequences of the Anti-Takeover Effects of the Amendments" appearing elsewhere in this Proxy Statement.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of holders of at least 66-2/3% of the outstanding Common Stock is required in order to approve this Proposal 1. Therefore, failure to vote, broker nonvotes, and abstentions have the same effect as a negative vote. Accordingly, if stockholders are in favor of this Proposal 1 and do not vote their shares for this Proposal 1 either in person or by proxy, such stockholders will have effectively voted against the Proposal. If approved, this Proposal 1 will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Secretary of State of Florida, which is expected to follow shortly after the approval, if at all, of this Proposal 1.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE CLASSIFICATION OF THE BOARD OF DIRECTORS.

                                   PROPOSAL 2

                       ELIMINATION OF SHAREHOLDERS ABILITY
                   TO FILL VACANCIES ON THE BOARD OF DIRECTORS

     The Board of Directors has approved a resolution amending the Articles of Incorporation and Bylaws to eliminate the shareholders ability to fill vacancies created on the Board. At the Meeting, stockholders will consider and vote on this proposed amendment. The text of the proposed amendment to the Articles of Incorporation and Bylaws is attached to this Proxy Statement as EXHIBIT 2. The statements made in this Proxy Statement with respect to this amendment to the Articles of Incorporation and Bylaws should be read in conjunction with and are qualified in their entirety by reference to EXHIBIT 2.

     The Articles of Incorporation and Bylaws currently provide that newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause may be filled by shareholders if not filled by the affirmative vote a majority of the directors then in office, even though less than a quorum, or by a sole remaining director. The amendments will eliminate the ability of shareholders to fill vacancies, and is a counterpart amendment to Proposal 1 regarding the classification of the Board. The Board believes that the adoption of this amendment prevents a third party seeking majority representation on the Board of Directors from obtaining such representation simply by enlarging the Board and filling the new directorships created thereby with his own nominees. The Board of Directors believes that adoption of this Proposal will promote continuity of management and, thereby enhance the ability of the Company to carry out long-range plans and goals for its benefit and the benefit of its stockholders. For these reasons, the Board of Directors believes that this Proposal may have an anti-takeover effect. In considering Proposal 2, stockholders should consider and review the section entitled "Possible Consequences of the Anti-Takeover Effects of the Amendments" appearing elsewhere in this Proxy Statement.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of holders of at least 66-2/3% of the outstanding Common Stock is required in order to approve this Proposal 2. Therefore, failure to vote, broker nonvotes, and abstentions have the same effect as a negative vote. Accordingly, if stockholders are in favor of this Proposal 2 and do not vote their shares for this Proposal 2 either in person or by proxy, such stockholders will have effectively voted against the Proposal. If approved, this Proposal 2 will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Secretary of State of Florida, which is expected to follow shortly after the approval, if at all, of this Proposal 2.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELIMINATION OF THE ABILITY OF THE SHAREHOLDERS TO FILL VACANCIES ON THE BOARD.

                                   PROPOSAL 3

                          SUPERMAJORITY VOTING REQUIRED
                          TO REMOVE DIRECTORS FOR CAUSE

     The Board of Directors has approved a resolution amending the Articles of Incorporation and Bylaws to require the affirmative vote of 66-2/3% of the outstanding Common Stock to remove a director for cause. At the Meeting, stockholders will consider and vote on this proposed amendment. The text of the proposed amendment to the Articles of Incorporation and Bylaws is attached to this Proxy Statement as EXHIBIT 3. The statements made in this Proxy Statement with respect to this amendment to the Articles of Incorporation and Bylaws should be read in conjunction with and are qualified in their entirety by reference to EXHIBIT 3.

     The Articles of Incorporation and Bylaws currently provide that directors can only be removed for cause and upon the affirmative vote of the holders of a majority of the outstanding Common Stock. The Board of Directors believes that by increasing the percentage of outstanding Common Stock to remove a director to a supermajority would make it more difficult for a hostile acquiror to obtain Board control of the Company. The Board of Directors believes that adoption of this Proposal will prevent a hostile acquiror from removing directors and filling vacancies on the Board. The Board also believes that adoption of this Proposal will promote continuity of management and, thereby enhance the ability of the Company to carry out long-range plans and goals for its benefit and the benefit of its stockholders. For these reasons, the Board of Directors believes that this Proposal may have an anti-takeover effect. In considering Proposal 3, stockholders should consider and review the section entitled "Possible Consequences of the Anti-Takeover Effects of the Amendments" appearing elsewhere in this Proxy Statement.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of holders of at least 66-2/3% of the outstanding Common Stock is required in order to approve this Proposal 3. Therefore, failure to vote, broker nonvotes, and abstentions have the same effect as a negative vote. Accordingly, if stockholders are in favor of this Proposal 3 and do not vote their shares for this Proposal 3 either in person or by proxy, such stockholders will have effectively voted against the Proposal. If approved, this Proposal 3 will become effective upon the filing of Articles of Amendment to the

Articles of Incorporation with the Secretary of State of Florida, which is expected to follow shortly after the approval, if at all, of this Proposal 3.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF A SUPERMAJORITY VOTING REQUIREMENT TO REMOVE A DIRECTOR FOR CAUSE.

                                   PROPOSAL 4

                          INCREASED VOTING REQUIRED FOR
                      SHAREHOLDERS TO CALL SPECIAL MEETING

     The Board of Directors has approved a resolution amending the Articles of Incorporation and Bylaws to require that special meetings of stockholders may only be called by the President, the Chairman of the Board of Directors, by the affirmative action of a majority of the Board of Directors, or by written demand by the holders of not less than 50% of the outstanding Common Stock entitled to vote on matters to be brought at such meeting. At the Meeting, stockholders will consider and vote on this proposed amendment. The text of the proposed amendment to the Articles of Incorporation and Bylaws is attached to this Proxy Statement as EXHIBIT 4. The statements made in this Proxy Statement with respect to this amendment to the Articles of Incorporation and Bylaws should be read in conjunction with and are qualified in their entirety by reference to EXHIBIT 4.

     The Articles of Incorporation and Bylaws currently provide that special meetings can be called by stockholders who hold at least 20% of the voting power to be cast on any issue proposed to be considered at the special meeting, by the board of Directors, by the Chairman of the Board, or by the President of the Company. The amendments will increase the percentage of the voting power to be cast on any issue to be considered at a special meeting of shareholders to 50%. This provision will provide for the orderly conduct of all Company affairs at a special meeting called by the President, the Chairman, or the Board of Directors. Accordingly, a relatively small minority of stockholders could not force stockholder consideration of a proposal over the opposition of the Board by calling a special meeting of stockholders prior to such time that the Board believed such consideration to be appropriate, unless at least 50% of the stockholders entitled to vote were in agreement. As a result, the Board will have the opportunity to inform all other stockholders adequately of the matters to be considered. For these reasons, the Board of Directors believes that this Proposal may have an anti-takeover effect. In considering Proposal 4, stockholders should consider and review the section entitled "Possible Consequences of the Anti-Takeover Effects of the Amendments" appearing elsewhere in this Proxy Statement.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of holders of at least 66-2/3% of the outstanding Common Stock is required in order to approve this Proposal 4. Therefore, failure to vote has the same effect as a negative vote. Accordingly, if stockholders are in favor of this Proposal 4 and do not vote their shares for this Proposal 4 either in person or by proxy, such stockholders will have effectively voted against the Proposal. If approved, this Proposal 4 will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Secretary of State of Florida, which is expected to follow shortly after the approval, if at all, of this Proposal 4.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF INCREASED VOTING REQUIREMENT FOR STOCKHOLDERS TO CALL A SPECIAL MEETING.

                                   PROPOSAL 5

                  SUPERMAJORITY VOTING REQUIRED TO AMEND BYLAWS

   The Board of Directors has approved a resolution amending the Articles of Incorporation and Bylaws to require the affirmative vote of 66-2/3% of the outstanding Common Stock for stockholders to amend, alter or repeal the Bylaws. The Board of Directors currently has the right to amend, alter or repeal the Bylaws without the consent of stockholders. Under the FBCA, however, a bylaw that fixes a greater voting requirement for shareholders may not be adopted, amended or repealed by the Board of Directors. At the Meeting, stockholders will consider and vote on these proposed amendments. The text of the proposed amendments to the Articles of Incorporation and Bylaws is attached to this Proxy Statement as EXHIBIT 5. The statements made in this Proxy Statement with respect to these amendments to the Articles of Incorporation and Bylaws should be read in conjunction with and are qualified in their entirety by reference to EXHIBIT 5.

     The bylaws of a corporation set forth the rules and regulations governing certain processes and procedures relative to the governance of a corporation. Bylaw provisions are subordinate to provisions contained in a corporation's articles of incorporation. The bylaws typically contain the procedures regarding the calling and conduct of stockholder meetings, stockholder rights to inspect corporate records and qualification of directors as well as procedures regarding directors meetings, quorums and required votes. Bylaws also set forth the general duties of officers and procedures regarding their removal in addition to detailed provisions regarding indemnification of officers, directors and employees. The FBCA confers authority to adopt, amend, or repeal bylaws in the board of directors unless the (i) the articles of incorporation or the FBCA reserves the power to amend the bylaws generally or a particular bylaw provision exclusively, to the shareholders; or (ii) the shareholders, in amending or repealing the bylaws generally or a particular bylaw provision, provide expressly that the board of directors may not amend or repeal the bylaws or that bylaw provision. The FBCA also confers the power to amend or repeal bylaws upon the shareholders, even though the bylaws may be amended or repealed by the board of directors.

     The Articles of Incorporation and Bylaws currently provide that the power to adopt, alter, amend or repeal bylaws is vested in the Board of Directors and stockholders, unless any bylaw adopted by the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the Board. Currently, the affirmative vote of a majority of the Board or the affirmative vote of the holders of a majority of the outstanding Common Stock is required to adopt, alter, amend or repeal the Bylaws. This Proposal 5 would allow the Board of Directors to continue to amend the Bylaws without the approval of the stockholders (except for the bylaw amended pursuant to Proposal 5). In addition, by requiring the supermajority vote of stockholders to amend the Bylaws, Proposal 5 will have the effect of making it more difficult for stockholders (i) to change the internal operating procedures of the Company, (ii) to undermine or limit the effectiveness of the classified Board provisions set forth in Proposal 1, and (iii) to limit the Board's ability to manage the affairs of the Company on behalf of all stockholders. If this Proposal 5 is adopted, amendment of the Bylaws will require the affirmative vote of holders representing 66-2/3% of the outstanding Common Stock entitled to vote thereon. These provisions may further discourage potentially unfriendly bids for shares of the Company. For these reasons, the Board of Directors believes that Proposal 5 may have an anti-takeover effect. In considering this Proposal 5, stockholders should consider and review the section entitled "Possible Consequences of the Anti-Takeover Effects of the Amendments" appearing elsewhere in this Proxy Statement.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of holders of at least 66-2/3% of the outstanding Common Stock is required in order to approve this Proposal 5. Therefore, failure to vote, broker nonvotes, and abstentions have the same effect as a negative vote. Accordingly, if stockholders are in favor of this Proposal 5 and do not vote their shares for this Proposal 5 either in person or by proxy, such stockholders will have effectively voted against the Proposal. If approved, this Proposal 5 will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Secretary of State of Florida, which is expected to follow shortly after the approval, if at all, of this Proposal 5.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF A SUPERMAJORITY VOTING REQUIREMENT FOR SHAREHOLDERS TO AMEND THE BYLAWS.

                                   PROPOSAL 6

                              ELECTION OF DIRECTORS

     The four persons listed below have been nominated by the Board of Directors to serve as directors of the Company. Nominees for directors who receive a plurality of the votes cast by the holders of the outstanding shares of Common Stock will be elected. Abstentions, broker nonvotes and withheld votes are not counted in determining the number of votes cast for any nominee for director.

     If the amendment to the Articles of Incorporation to provide for a classified Board of Directors (see Proposal 1") is adopted, the Board of Directors will be divided into three classes. This Meeting will be the first election of directors after the amendment which created the classified Board of Directors. Accordingly, at the Meeting, one director will be elected for a term expiring at the Company's 1999 Annual Meeting, two directors for terms expiring at the Company's 2000 Annual Meeting, and one director for a term expiring at the Company's 2001 Annual Meeting; in each case, until their successors are duly elected and qualified. At each Annual Meeting after 1998, directors will be elected to succeed those directors whose terms then expire, and each person so elected will serve for a three-year term.

     If the Amendment to the Articles of Incorporation is not approved, directors elected at the Meeting will serve one-year terms until the 1999 Annual Meeting and until their successors are duly elected and qualified.

     It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election as directors of the following nominees. In the event that any nominee is unable to serve or will not serve as a director, it is intended that the proxies solicited hereby will be voted for such other person or persons as may be nominated by management. Vacancies on the Board of Directors may be filled by the Board of Directors and, assuming stockholder approval of Proposal 1, any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen. Assuming stockholders do not approve Proposal 1, any director chosen to fill a vacancy would hold office until the next election of directors.

     The following information is set forth with respect to the persons nominated for election as a director and each director of the Company whose term of office will continue after the meeting.

                   NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                           DIRECTOR TERM WILL
                        NAME                        AGE     SINCE   EXPIRE
                        ----                        ---    -------- ---------

Ronald H. Deferrari.............................     57      1975     2001
Anastasios S. Gianoplus.........................     67      1989     2000
Richard T. Heglin...............................     61      1997     1999
Lubek Jastrzebski...............................     49      1996     2000



Ronald H. Deferrari.................  Founder and  Chairman of the Board of Directors
                                      since  1975;  Chief  Executive  Officer,  Chief
                                      Financial  Officer and Treasurer of the Company
                                      for more  than  five  years;  President  of the
                                      Company from 1975 to 1995.

Anastasios S. Gianoplus.............  President  of  Open  Retail  Systems,  Inc.,  a
                                      supplier  of software  systems and  services to
                                      the retail  industry,  since July of 1995. From
                                      August 1988 to June 1995, Mr.  Gianoplus served
                                      as   Executive   Vice   President   of   Compex
                                      Corporation,  a provider  of  computer  systems
                                      and services to government and industry.

Richard T. Heglin...................  President of Leybold  Vacum  Products,  Inc., a
                                      Division of Leybold  GMBH of Cologne,  Germany,
                                      for more than five years.

Lubek Jastrzebski...................  Vice  President  and  founder of  Semiconductor
                                      Diagnostics  Inc. (SDI) of Tampa, a provider of
                                      sophisticated      contamination     monitoring
                                      equipment  to  the   integrated   circuit  (IC)
                                      industry, for more than five years.

VOTE REQUIRED FOR APPROVAL

     Nominees for directors who receive a plurality of the votes cast by the holders of the shares of Common Stock in person or by proxy at the Meeting shall be elected. Abstentions, broker nonvotes and withheld votes are not counted in determining the number of votes cast for any nominee for director.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS OF THE COMPANY.

                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 13, 1998 by each person known to the Company to own beneficially more than five percent of the Company's Common Stock, each director, each nominee for election as a director, each executive officer, and all executive officers and directors as a group.

                                                      AMOUNT       PERCENT
                                                   BENEFICIALLY      OF
               NAME OF BENEFICIAL OWNER              OWNED (1)      CLASS
               ------------------------            ------------    -------

Ronald H. Deferrari (2)..........................  2,038,200       18.26%
Ronald S. Deferrari (3)..........................    440,592        3.81%
Diana M. DeFerrari...............................     56,792          *
Anastasios S. Gianoplus (4)......................     35,000          *
W. Nicholas Goetz (5)............................     20,000          *
Richard T. Heglin (6)............................      1,000          *
Lubek Jastrzebski (7)............................     35,000          *
Edmond A. Richards (8)...........................     96,000          *
Stacy L. Wagner (9)..............................    118,000        1.06%
All directors and executive officers as a group
  (9 persons)....................................  2,890,684       24.39%

------------------------
*Less than one percent.                       SEE FOOTNOTES FOLLOWING PAGE.

FOOTNOTES:

(1) The named stockholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

(2) Ronald H. Deferrari is the founder of the Company. His address is 10050 16th Street North, St. Petersburg, Florida 33716. Ronald H. Deferrari is the father of Ronald S. Deferrari and Diana M. DeFerrari.

(3) Includes 30,000, 110,000, 150,000 and 125,000 shares which Mr. Deferrari has the right to acquire pursuant to currently exercisable stock options at exercise prices of $4.06, $3.87, $4.12 and $6.97 per share, respectively. The number of shares reflected does not include 125,000 shares which Mr. Deferrari has the right to acquire pursuant to a stock option exercisable after July 13, 1998 at an exercise price of $6.19 per share. Ronald S. Deferrari is the son of Ronald H. Deferrari.

(4) Includes 20,000, 5,000, and 5,000 shares which Mr. Gianoplus has the right to acquire pursuant to currently exercisable stock options at exercise prices of $4.12, $6.98, and $3.60 per share, respectively. The number of shares reflected does not include 5,000 shares which Mr. Gianoplus has the right to acquire pursuant to a stock option exercisable after July 13, 1998 at an exercise price of $6.19 per share.

(5) Includes 20,000 shares Mr. Goetz has the right to acquire pursuant to a currently exercisable stock option at an exercise price of $6.97 per share. Does not include 20,000 shares which Mr. Goetz has the right to acquire pursuant to a stock option exercisable after July 13, 1998 at an exercise price of $6.19 per share.

(6) Represents 200 shares held in Mr. Heglin's individual retirement account, and 800 shares held by Mr. Heglin's spouse. Does not include 5,000 shares which Mr. Heglin has the right to acquire pursuant to a stock option exercisable after July 13, 1998 at an exercise price of $6.19 per share.

(7) Includes 5,000, 20,000, 5,000, and 5,000 shares Mr. Jastrzebski has the right to acquire pursuant to currently exercisable stock options at exercise prices of $3.87, $4.12, $6.97 and $3.60 per share, respectively. Does not include 5,000 shares which Mr. Jastrzebski has the right to acquire pursuant to a stock option exercisable after July 13, 1998 at an exercise price of $6.19 per share.

(8) Includes 15,000, 50,000, and 30,000 shares which Mr. Richards has the right to acquire pursuant to currently exercisable stock options at exercise prices of $4.12, and $6.97 per share, respectively. Does not include 50,000 shares which Mr. Richards has the right to acquire pursuant to a stock option exercisable after July 13, 1998 at an exercise price of $6.19 per share.

(9)  Includes 10,000, 50,000, 10,000, 15,000 and 10,000 shares Ms. Wagner has the right to acquire pursuant to currently exercisable stock options at exercise prices of $2.62, $3.87, $5.25, $4.12, and $6.97 per share, respectively. Does not include 10,000 shares which Ms. Wagner has the right to acquire pursuant to a stock option exercisable after July 13, 1998 at an exercise price of $6.19 per share.

                             EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the cash and noncash compensation for the last three fiscal years earned by or awarded to the Company's Chief Executive Officer, the four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 and one additional individual who would have been one of the Company's four most highly compensated officers except that he was not serving as an officer at the end of fiscal 1997 (collectively, the "named executive officers").


                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                        ---------------------------------    --------------------------------
                                                                                      AWARDS          PAYOUTS
                                                                             ---------------------    -------
                                                                 OTHER
                                                                 ANNUAL      RESTRICTED                          ALL OTHER
                                                                 COMPEN-       STOCK      OPTION/S     LTIP        COMPEN-
                                          SALARY       BONUS     SATION       AWARD(S)      SARs      PAYOUTS       ATION
NAME AND PRINCIPAL POSITION      YEAR       ($)        ($)(1)     ($)(2)        ($)          (#)        ($)          ($)
---------------------------      ----    --------    --------    --------    ---------    --------    -------    ----------

RONALD H. DEFERRARI (3)          1997    $150,000    $100,000    $33,454
Chairman of the Board, Chief     1996    $150,000    $ 99,357    $36,306
Executive Officer, Chief         1995    $150,000    $ 44,146    $33,284
Financial Officer and
Treasurer

RONALD S. DEFERRARI (4)          1997    $160,000    $250,000    $18,968                275,000
President and Chief Operating    1996    $160,000    $150,000    $ 8,334                150,000
Officer                          1995    $146,340    $ 53,006    $ 5,613                 70,000

DIANA M. DEFERRARI (5)(6)(7)     1997    $ 88,619    $ 87,288    $                       20,000                   $61,408
former Sr. Vice President        1996    $101,000    $ 82,797    $     0                150,000
and Secretary                    1995    $ 93,119    $ 20,378    $ 1,500                 20,000

W. NICHOLAS GOETZ (8)(9)         1997    $ 21,154    $  7,693    $     0                 20,000                   $45,682
Vice President and Secretary     1996    $      0    $      0    $     0
                                 1995    $      0    $      0    $     0

EDMOND A. RICHARDS (10)          1997    $146,772    $ 25,201    $     0                80,000
Vice President of Engineering    1996    $144,779    $  3,671    $ 3,240                18,000
                                 1995    $      0    $     0     $     0

STACY L. WAGNER (11)             1997    $ 76,370    $ 50,400    $ 1,800                25,000
Vice President of Finance and    1996    $ 63,545    $ 24,791    $     0                70,000
Administration                   1995    $ 56,233    $  5,126    $     0                16,000

--------------------------
(1) Reflects bonuses based on fiscal year net income. Bonuses are paid quarterly based on quarterly net income before bonuses, for the first three fiscal quarters, and are reconciled for the full fiscal year after the fiscal year end. The bonuses are subject to certain limitations, which vary among the individuals.

(2) Automobile allowance.



                                       13


(3) In May 1994, the Company entered into an employment agreement with Ronald H. Deferrari for a term of three years. The agreement was amended in June 1995, and in January 1997 the Board of Directors resolved to permit Mr. Deferrari's employment agreement to renew automatically, in accordance with its terms, for an additional three-year term. Under Mr. Deferrari's current agreement he receives $150,000 in base salary per year and a bonus equal to 3% of the Company's fiscal year net earnings, such bonus not to exceed $100,000 annually, and reimbursement for payments related to the lease or purchase of two automobiles. Upon termination of the agreement, including termination on death or disability, Mr. Deferrari is entitled to receive the full compensation provided thereunder for the remainder of the term of the agreement, unless the termination is made by the Company based upon reasonable cause as defined in the agreement, in which event the compensation shall continue one year from the notice of termination. Mr. Deferrari is entitled to terminate the agreement in the event of a change of control of the Company, in which case Mr. Deferrari will also be entitled to receive the full compensation provided thereunder for the remainder of the agreement term. Ronald H. Deferrari is the father of Ronald S. Deferrari and Diana M. DeFerrari.

(4) In May 1994, the Company entered into an employment agreement with Mr. Ronald S. Deferrari, for a term of three years. The agreement was amended in June 1995 to reflect his promotion from Executive Vice President to President. Under Mr. Deferrari's employment agreement, as in effect during fiscal 1997, he was entitled to receive $160,000 per year in base salary, an annual bonus equal to 5% of the Company's fiscal year net earnings, such bonus not to exceed $150,000, and reimbursement for payments related to the lease or purchase of two automobiles. In January 1997, the Board of Directors resolved to provide Mr. Deferrari with a new employment agreement for a three-year term, commencing January 22, 1997. Under the new agreement, Mr. Deferrari is entitled to receive $160,000 per year in base salary, an annual bonus equal to 5% of the Company's fiscal year net earnings, such bonus not to exceed $250,000 annually, and reimbursement for payments related to the lease or purchase of two automobiles. If the agreement is terminated due to death or disability, Mr. Deferrari is entitled to receive full compensation for the then remaining term of the agreement. If the agreement is terminated by the Company with cause or by Mr. Deferrari without cause, Mr. Deferrari is entitled to receive a severance package of six months salary and benefits (the "severance package") as set forth in the agreement. If the agreement is terminated by the Company without cause, Mr. Deferrari is entitled to receive full compensation for the then remaining term of the agreement as well as the severance package. In the event of a change in control or change in the Board of Directors of the Company (as those terms are defined in the agreement), (a) the term of the agreement will be extended, to the extent necessary, so that there are 18 months remaining in the term from the time of the change in control or change in the Board of Directors; and (b) Mr. Deferrari commits to continue to perform his duties under the agreement for 18 months after the time of the change in control or change in the Board of Directors after which he may terminate the Agreement without a loss or benefits, as if the Company had terminated the agreement without cause, except that if Mr. Deferrari terminates the Agreement in the event of a change in control or if the company terminates the agreement subsequent to a change in control, Mr. Deferrari is entitled to received at least 12 months of salary and benefits. Ronald S. Deferrari is the son of Ronald H. Deferrari and the brother of Diana M. DeFerrari.

(5) In February 1995, the Company entered into an employment agreement with Ms. DeFerrari for a three-year term. The agreement was amended, effective September 18, 1996, to reflect Ms. DeFerrari's promotion from Vice President of Administration to Senior Vice President. Under the Employment Agreement, Ms. DeFerrari was entitled to receive $101,000 per year in base salary and an annual bonus equal to 2.5% of the Company's fiscal year net earnings, such bonus not to exceed $100,000 annually. Under the terms of the Employment Agreement, upon termination of the agreement, including termination



                                       14


    on death or disability, Ms. DeFerrari was entitled to receive the full compensation provided thereunder for the remainder of the term, unless a termination is made by the Company based upon reasonable cause, in which event the compensation would continue one year from the notice of termination. On March 5, 1997, the Company and Diana M. DeFerrari entered into an Employment Termination and Consulting Agreement ("Termination and Consulting Agreement") superseding the terms of the Employment Agreement. Under the terms of the Termination and Consulting Agreement, Ms. DeFerrari's employment with the Company would terminate effective September 30, 1997. Upon termination, Ms. DeFerrari was entitled to receive six months severance in base salary, and retain her bonus compensation for fiscal 1997 through the third quarter period ended August 31, 1997. Pursuant to the terms of the Termination and Consulting Agreement, Ms. DeFerrari will provide consulting service to the Company from October 1, 1997 through May 31, 1998 and will be compensated at an hourly rate of $100 per hour, plus business expenses. Additionally, the Company agreed to pay for the continuation of Ms. DeFerrari's health insurance through May 31, 1998.

(6) The amount reflected in the columns entitled "Salary," "Bonus," and "Other Annual Compensation" represents amounts paid to Ms. DeFerrari in connection with her services as Sr. Vice President and Secretary of the Company, which employment arrangement terminated effective September 30, 1997. See Footnotes (5) and (6).

(7) The amount reflected in the column entitled "All Other Compensation" represents payments to Ms. DeFerrari pursuant to the Termination and Consulting Agreement of $50,500 severance, $835 COBRA insurance premiums, $10,000 consulting fees, and reimbursement of $73 in expenses for the period October 1, 1997 through November 30, 1997. See Footnote (5).

(8) On July 31, 1997, the Company extended an offer of employment to W. Nicholas Goetz to replace Diana M. DeFerrari as the Company's Secretary effective September 8, 1997. Under the agreement, Mr. Goetz is entitled to receive $100,000 per year in base salary and an annual bonus equal to 0.5% of the Company's fiscal year net profits in the first year, and 1% of net profits commencing in year two. Additionally, the Company agreed to pay relocation expenses for Mr. Goetz in an amount of not more than $35,000. If the agreement is terminated for any reason other than gross misconduct during the first year following the satisfactory completion of the Company's normal probationary period of 90 days, Mr. Goetz will be entitled to receive six months severance pay.

(9) The amount reflected in the column entitled "Other Annual Compensation" represents relocation expenses paid to Mr. Goetz in connection with his employment with the Company.

(10)The Company entered into an employment agreement with Mr. Richards for a three-year term, commencing as of January 22, 1997. Under the agreement, Mr. Richards is entitled to receive $146,772 per year in base salary and an annual bonus equal to 0.5% of the Company's fiscal year net earnings, such bonus not to exceed $50,000 annually. If the agreement is terminated due to death or disability or by the Company without cause, Mr. Richards is entitled to receive full compensation for the then remaining term of the agreement. In the event of a change in control (as that term is defined in the agreement), (a) the term of the agreement will be extended, to the extent necessary, so that there are 18 months remaining in the term from the time of the change in control; and (b) Mr. Richards commits to continue to perform his duties under the agreement for 18 months after the time of the change in control after which he may terminate the Agreement without a loss of benefits, as if the Company had terminated the agreement without cause.



                                       15


(11)The Company entered into an employment agreement with Stacy L. Wagner for a three-year term, commencing as of January 22, 1997. If the agreement is terminated due to death or disability or by the Company without cause, Ms. Wagner is entitled to receive full compensation for the then remaining term of the agreement. In the event of a change in control (as that term is defined in the agreement), (a) the term of the agreement will be extended, to the extent necessary, so that there are 12 months remaining in the term from the time of the change in control; and (b) Ms. Wagner commits to continue to perform her duties under the agreement for 12 months after the time of the change in control after which she may terminate the agreement without a loss of benefits, as if the Company had terminated the agreement without cause. The agreement was amended, effective August 19, 1997, to reflect Ms. Wagner's promotion to Vice President of Finance. Under the amended Employment Agreement, Ms. Wagner is entitled to receive $85,000 per year in base salary and an annual bonus equal to 1% of the Company's fiscal year net earnings, such bonus not to exceed $100,000 annually, plus a monthly car allowance of $600.

    The following table provides certain information regarding the stock options granted during fiscal 1997 to the named executive officers in the Summary Compensation Table.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                                     PERCENT OF                                ANNUAL RATES OF STOCK
                     NUMBER OF         TOTAL                                    PRICE APPRECIATION
                      SHARES         OPTIONS/SARs       EXERCISE                        FOR
                     UNDERLYING      GRANTED TO           OR                        OPTION TERM
                    OPTIONS/SARS     EMPLOYEES IN      BASE PRICE   EXPIRATION ---------------------
   NAME                GRANTED       FISCAL YEAR        ($/SH)        DATE        5%          10%
   ----             ------------     ------------      ----------   ---------- ---------------------
Ronald H. Deferrari          0                             --          --         --          --

Ronald S. Deferrari    150,000         21.1%            $  4.12     05/06/00    $97,412    $204,558
                       125,000         17.6%            $  6.97     08/19/00    $137,331   $288,384

Diana M. DeFerrari           0          --                  --         --         --          --

W. Nicholas Goetz       20,000          2.8%            $  6.97     08/19/00    $21,973    $ 46,141

Edmond A. Richards      50,000          7.0%            $  4.12     05/06/00    $32,471    $ 68,186
                        30,000          4.2%            $  6.97     08/18/00    $32,959    $ 69,212

Stacy L. Wagner         15,000          2.1%            $  4.12     05/06/00    $ 9,741    $ 20,456
                        10,000          1.4%            $  6.97     08/19/00    $10,986    $ 23,071



               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FY-END OPTIONS/SAR VALUE TABLE
                                                                                         VALUE OF
                                                             NUMBER OF                  UNEXERCISED
                                                            UNEXERCISED                 IN-THE-MONEY
                                                            OPTIONS/SARS               OPTIONS/SARS AT
                                                            AT FY-END (#)                 FY-END ($)*
                      SHARES ACQUIRED   VALUE      ----------------------------  ---------------------------
    NAME                ON EXERCISE   REALIZED($)  EXERCISABLE    UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
    ----              --------------- -----------  -----------    -------------  -----------   -------------

Ronald H. Deferrari             0
Ronald S. Deferrari(1)     40,000      $115,200      290,000         125,000     $1,299,500      $191,250
Diana M. DeFerrari(2)     170,000      $431,950            0               0     $        0      $      0
W. Nicholas Goetz(3)            0          --              0          20,000     $        0      $ 30,600
Edmond A. Richards(4)       6,000      $ 19,170       65,000          30,000     $  288,450      $ 45,900
Stacy L. Wagner(5)          6,000      $ 28,380       95,000          10,000     $  432,900      $ 15,300

----------
*Based on the closing price of the Company's Common Stock on November 28, 1997 as quoted on The Nasdaq Stock Market.

(1) Of the 415,000 stock options held by Mr. Deferrari on November 30, 1997 (a) 30,000 were granted on June 26, 1995, expire on June 26, 1998, and became exercisable on December 26, 1995 at an exercise price of $4.06 per share;
    (b) 110,000 were granted on April 30, 1996, expire on April 30, 1999, and became exercisable on October 30, 1996 at an exercise price of $3.87 per share; (c) 150,000 were granted on May 6, 1997, expire on May 6, 2000, and became exercisable on November 6, 1997 at an exercise price of $4.12 per share; and (d) 125,000 were granted on August 19, 1997, expire on August 19, 2000, and became exercisable after the end of fiscal 1997, at an exercise price of $6.97 per share.

(2) Prior to leaving the employ of the Company in September 1997, Ms. DeFerrari exercised all of her outstanding stock options.

(3) The 20,000 stock options held by Mr. Goetz on November 30, 1997, were granted on August 19, 1997, expire on August 19, 2000, and became exercisable after the end of fiscal 1997, at an exercise price of $6.97 per share.

(4) Of the 96,000 stock options held by Mr. Richards on November 30, 1997 (a) 15,000 were granted on April 30, 1996, expire on April 30, 1999, and became exercisable on October 30, 1996 at an exercise price of $3.87 per share; (b) 50,000 were granted on May 6, 1997, expire on May 6, 2000, and became exercisable on November 6, 1997 at an exercise price of $4.12 per share; and
    (c) 30,000 were granted on August 19, 1997, expire on August 19, 2000, and became exercisable after the end of fiscal 1997, at an exercise price of $6.97 per share.

(5) Of the 105,000 stock options held by Ms. Wagner on November 30, 1997 (a) 10,000 were granted on June 26, 1995, expire on June 26, 1998, and became exercisable on December 26, 1995 at an exercise price of $4.06 per share;
    (b) 10,000 were granted on December 26, 1995, expire on December 26, 1998, and became exercisable on June 26, 1996 at an exercise price of $2.62 per share; (c) 50,000 were granted on April 30, 1996, expire on April 30, 1999, and became exercisable on October 30, 1996 at an exercise price of $3.87 per share; (d) 10,000 were granted on June 26, 1996, expire on June 26, 1999, and became exercisable on December 26, 1996 at an exercise price of $5.25 per share; (e) 15,000 were granted on May 6, 1997, expire on May 6, 2000, and became exercisable on November 6, 1997 at an exercise price of $4.12 per share; and (f) 125,000 were granted on August 19, 1997, expire on August 19, 2000, and became exercisable after the end of fiscal 1997, at an exercise price of $6.97 per share.

                      REPORT BY THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION

    The Board of Directors reviews annually the compensation to be paid to the Company's executive officers. In making such review, the Board of Directors evaluates information supplied by management. The compensation provided by the Company to executive officers includes salary, stock option and bonuses. The Company's compensation policies are structured to enable the Company to attract, retain and motivate highly qualified executive officers and to reward contributions to the Company's success. The objective is to provide a management team that will consistently produce superior results for the Company and it shareholders. The Board of Directors negotiates employment agreements, including provisions for salary and bonuses, with each of the Company's executive officers. Currently, pursuant to the Company's employment agreements with its executive officers, each executive officer receives a fixed annual base salary and a bonus equal to a fixed percentage of the Company's net earnings for each fiscal year during the term of the agreement.

    Section 162(m) of the Internal Revenue Code ("Section 162(m,)") generally disallows a tax deduction to a public company for compensation over $1 million annually (the "Million Dollar Cap") paid to its chief executive officer and four other most highly compensated executive officers. Qualifying performanceCbased compensation will not be subject to the deduction limitation if certain requirements are met. The Board of Directors' current policy is to structure the performanceCbased portion of the compensation of the Company's executive officers (currently consisting of stock option grants and cash bonuses) in a manner that complies with Section 162(m) whenever possible and appropriate, in the judgment of the Board of Directors. Because the current composition of the Board of Directors and, therefore, the Stock Option committee, does not include two directors who are outside directors for Section 162(m) purposes, any income attributable to the exercise of options granted under the 1995 Stock Incentive Plan by the current Board of Directors or Stock Option Committee will not be treated as performanceCbased compensation, and, therefore, will not be afforded the performanceCbased exemption from the Million Dollar Cap. However, the Board of Directors does not currently believe that it is likely that the options granted under the 1995 Stock Incentive Plan will cause the annual compensation of any named executive officer to be more than $1,000,000, although no assurances in that regard can be given.

    SALARY. The Board of Directors' policy is to negotiate salaries in relation to the contribution of each incumbent and to grant merit increases based on individual performance. The Board of Directors considers the financial condition of the Company, earnings in an absolute manner and in relation to the previously established business plan, other measures of business success and the degree of difficulty in achieving these levels. Executive officer compensation for the last three years is described on page 13.

    STOCK OPTIONS/BONUSES. The Board of Directors believes that providing a portion of an executive's annual incentive compensation in the form of stock options in addition to cash bonuses encourages the executive to share with outside shareholders the goals of increasing the value of the Company's stock and contributing to the success of the Company. The Board of Directors encourages stock ownership by management. Option grants are based upon the contributions of each individual executive toward achievement of corporate and individual goals during the previous fiscal year. Executive officer stock option grants for the last three years are listed on page 8. Similarly, bonus formulae are based on the Company's net earnings, instead of other measures of performance, because net earnings have a significant effect on the market price of the Common Stock.

    In May 1994, the Company entered into a three-year employment agreement with Ronald H. Deferrari. Pursuant to the agreement, Mr. Deferrari receives $150,000 in base salary per year and a bonus equal to 3% of the Company's net earnings, for each fiscal year during the term of the agreement, such bonus not to exceed $100,000. In June 1995, Mr. Deferrari's bonus percentage was decreased from 5% to 3% of the Company's fiscal year net earnings. Mr. Deferrari suggested such decrease so that certain other key employees could receive bonuses without increasing the overall size of the bonus pool. In January 1997, the Board of Directors resolved to permit Mr. Deferrari's employment agreement to renew automatically, in accordance with its terms, for an additional three-year term. See Footnote (3) to the Summary Compensation Table beginning on Page 14.

    In May 1994, the Company entered into a three-year employment agreement with Ronald S. Deferrari. The agreement was amended in June 1995 to reflect Mr. Deferrari's promotion from Executive Vice President to President. Pursuant to this agreement, Mr. Deferrari is entitled to receive $160,000 per year in base salary and an annual bonus equal to 5% of the company's fiscal year net earnings, such bonus not to exceed $150,000. In addition, Mr. Deferrari is entitled to receive reimbursement for two automobiles. In January 1997, the Board of Directors resolved to provide Mr. Deferrari with a new employment agreement for a three-year term, with an increase in the bonus compensation cap to $250,000. See Footnotes (4) to the Summary Compensation Table beginning on Page 14.

    On March 5, 1997, the Company and Diana M. DeFerrari entered into an Employment Termination and Consulting Agreement ("Termination and Consulting Agreement") superseding the terms of the Employment Agreement. Under the terms of the Termination and Consulting Agreement, Ms. DeFerrari's employment with the Company would terminate effective September 30, 1997. Upon termination, Ms. DeFerrari was entitled to receive six months severance in base salary, and retain her bonus compensation for fiscal 1997 through the third quarter period ended August 31, 1997. Pursuant to the terms of the Termination and Consulting Agreement, Ms. DeFerrari will provide consulting service to the Company from October 1, 1997 through May 31, 1998 and will be compensated at an hourly rate of $100 per hour, plus business expenses. Additionally, the Company agreed to pay for the continuation of Ms. DeFerrari's health insurance through May 31, 1998. See Footnotes (5), (6) and (7) to the Summary Compensation Table beginning on Page 14.

    Effective January 22, 1997, the Company entered into an employment agreement with Edmond A. Richards for a three-year term. Under the agreement, Mr. Richards is entitled to receive $146,772 per year in base salary and an annual bonus equal to 0.5% of the Company's fiscal year net earnings, such bonus not to exceed $50,000 annually. See Footnote (10) to the Summary Compensation Table beginning on Page 14.

    The Company entered into an employment agreement with Stacy L. Wagner for a three-year term, commencing as of January 22, 1997. The agreement was amended, effective August 19, 1997, to reflect Ms. Wagner's promotion to Vice President of Finance. Under the amended Employment Agreement, Ms. Wagner is entitled to receive $85,000 per year in base salary and an annual bonus equal to 1% of the Company's fiscal year net earnings, such bonus not to exceed $100,000 annually, plus a monthly car allowance of $600. See Footnote (11) to the Summary Compensation Table beginning on Page 14.

   On July 31, 1997, the Company extended an offer of employment to W. Nicholas Goetz to replace Diana M. DeFerrari as the Company's Secretary effective September 8, 1997. Under the letter agreement, Mr. Goetz is entitled to receive $100,000 per year in base salary and an annual bonus equal to 0.5% of the Company's fiscal year net profits in the first year, and 1% of net profits commencing in year two. If the agreement is terminated for any reason other than gross misconduct during the first year following the satisfactory completion of the Company's normal probationary period of 90 days, Mr. Goetz will be entitled to receive six months severance pay.

                              MEMBERS OF THE BOARD OF DIRECTORS:

                              Ronald H. Deferrari, Chairman
                              Anastasios S. Gianoplus
                              Richard T. Heglin
                              Lubek Jastrzebski, Ph.D.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee currently consists of all of the members of the Board of Directors of the Company which are identified above. Stock option grants are considered part of the overall compensation for executive officers and directors of the Company. Anastasios S. Gianoplus and Lubek Jastrzebski were both granted stock options during fiscal 1997. See "Committees, Meetings, and Compensation of the Board of Directors," below.

    The Company's subsidiary, Magnetran, Inc. ("Magnetran"), located in New Jersey, leases approximately 17,750 square feet, from the Company's Chief Executive Officer, Ronald H. Deferrari. The premises are leased by Magnetran at an annual base rental for fiscal 1997 of approximately $93,038. For a more detailed description of the lease between the Company and Magnetran, see "Certain Relationships and Related Party Transactions," below.

      COMMITTEES, MEETINGS, AND COMPENSATION OF THE BOARD OF DIRECTORS

    The Board of Directors held four meetings during fiscal 1997. There are no standing nominating or compensation committees of the Board of Directors. The Board of Directors of the Company has an Audit Committee consisting of two members. Mr. Gianoplus is Chairman of the Audit Committee and Dr. Jastrzebski is the other member. The Audit Committee, which had two meetings during fiscal 1997, has responsibility for reviewing matters involving the retention of auditors, for overseeing internal audit matters, for responding to and resolving issues with the Company's auditors and for reporting on these issues to the Board of Directors for appropriate action. Board of Directors of the Company also has a Stock Option Committee consisting of two members. Mr. Gianoplus is Chairman of the Stock Option Committee and Ronald H. Deferrari is the other member. The Stock Option Committee has responsibility for administering the Company's stock option plans. The Stock Option Committee met four times during fiscal 1997. In addition to formal meetings of the Board of Directors and its committees, the directors have frequent informal communications among themselves and with other executives regarding Board and Committee issues.

    Mr. Gianoplus, Mr. Heglin, and Dr. Jastrzebski are compensated at the rate of $20,000, $15,000, and $15,000 per year, respectively, for services as a director. They are also entitled to reimbursement of expenses. During fiscal 1997, certain directors were granted stock options. Mr. Gianoplus and Dr. Jastrzebski were each granted options to acquire 20,000 shares, 5,000 shares, and 5,000 shares, on May 6, 1997, June 30, 1997, and

August 19, 1997, respectively. The options are exercisable at exercise prices of $4.12, $3.60, and $6.97, respectively. Upon election to the Board by shareholders, Mr. Heglin will be granted 5,000 shares of the Company's Common Stock for an exercise price equal to 100% of the Fair Market Value of the Common Stock on the date of grant.

   Mr. Deferrari receives no separate compensation for services as a director.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On November 1, 1994, Magnetran, Inc. ("Magnetran"), the Company's subsidiary located in New Jersey, entered into a five year gross lease for approximately 17,750 square feet, with Ronald H. Deferrari, the Company's founder, Chairman of the Board, and Chief Executive Officer. The premises were leased by Magnetran at an initial annual base rental of $86,841, which escalates 3% annually. Upon the expriation of the initial term of the lease, Magnetran has an option to renew for five years with a 3% increase each year. The rent paid to Ronald H. Deferrari for fiscal 1997 was approximately $93,038. The Company believes that the terms of the lease are generally as favorable to the Company as could be obtained from unaffiliated third parties.

                              PERFORMANCE GRAPH

    The following graph compares cumulative total stockholder return on Company Common Stock for the five years in the period ended November 30, 1997 with that of The Nasdaq Stock Market (U.S. Companies) Composite Index (the "Composite Index") and a peer group stock performance index defined as follows: SIC Index No. 3500-3599 (industrial and commercial machinery and computer equipment companies) (the "Peer Group"). The graph shows the comparative values for $100 invested on November 30, 1991.

                      [CHART TO BE SUPPLIED BY COMPANY]






    There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make or endorse any predictions as to the future stock performance.

    THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE ACTS, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER THE ACTS.

                      SELECTION OF INDEPENDENT AUDITORS

    The firm of Grant Thornton LLP served as independent public accountants for the Company for its most recently completed fiscal year and has been selected by the Board of Directors to serve in such capacity for the current fiscal year. A representative of Grant Thornton is expected to be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions.

                            STOCKHOLDER PROPOSALS

   Any stockholder who intends to present a proposal at the 1999 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than November 25, 1998. The Company will not be required to include in its proxy statement or form of proxy a stockholder proposal which is received after that date or which otherwise fails to meet requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.

                                OTHER MATTERS

The solicitation of proxies is made by and on behalf of the Board. The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specification, they will be voted "FOR" the adoption of the Amendments described in Proposals 1 through 5, and "FOR" the election of each of the directors as set forth in Proposal 6 above. Pursuant to the Company's Certificate and applicable law, broker nonvotes and abstaining votes will not be counted in favor of or against the election of any nominee for director or any of the proposals to be presented at the meeting.

The presence of a stockholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company.

If any other matters shall come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters which will be presented for action at the meeting.

                                          By Order of the Board of Directors

April 12, 1998
                                          W. Nicholas Goetz
                                          SECRETARY

                                                                       EXHIBIT 1

                        CLASSIFIED BOARD OF DIRECTORS

AMENDMENT TO ARTICLES OF INCORPORATION

    PARAGRAPH 1 OF ARTICLE VII OF THE ARTICLES OF INCORPORATION OF THE COMPANY SHALL BE AMENDED TO READ AS FOLLOWS:

    Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the corporation shall have two directors initially. The number of directors may be either increased or diminished from time to time, as provided in the bylaws, but shall never be less than two or more than twelve, the exact number fixed from time to time by affirmative vote of a majority of the directors then in office. The directors, other than those who may be elected by the holders of any classes or series of stock having a preference over the common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the bylaws of the corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation after fiscal year 1998, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

AMENDMENT TO BYLAWS

    IN THE EVENT PROPOSAL 1 IS APPROVED BY THE STOCKHOLDERS, CONFORMING CHANGES SHALL BE MADE TO SECTION 4 OF ARTICLE II OF THE BYLAWS OF THE COMPANY.



                                       E1-1

                                                                       EXHIBIT 2

                     ELIMINATION OF SHAREHOLDERS ABILITY
                 TO FILL VACANCIES ON THE BOARD OF DIRECTORS

AMENDMENT TO ARTICLES OF INCORPORATION

   PARAGRAPH 3 OF ARTICLE VII OF THE ARTICLES OF INCORPORATION OF THE COMPANY SHALL BE AMENDED TO READ AS FOLLOWS:

    Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next shareholders' meeting at which directors are elected, and thereafter shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

AMENDMENTS TO BYLAWS

    IN THE EVENT PROPOSAL 2 IS APPROVED BY THE STOCKHOLDERS, CONFORMING CHANGES SHALL BE MADE TO SECTION 8 OF ARTICLE II OF THE BYLAWS OF THE COMPANY.

                                      E2-1

                                                                   EXHIBIT 3

                        SUPERMAJORITY VOTING REQUIRED
                        TO REMOVE DIRECTORS FOR CAUSE

AMENDMENT TO ARTICLES OF INCORPORATION

    PARAGRAPH 2 OF ARTICLE VII OF THE ARTICLES OF INCORPORATION OF THE COMPANY SHALL BE AMENDED TO READ AS FOLLOWS:

    Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, any and all of he directors of this corporation may be removed from office for cause by the shareholders of this corporation at any annual or special meeting of shareholders by the affirmative vote of 66-2/3% of the outstanding shares of common stock of this corporation. Notice of any such annual or special meeting of shareholders shall state that the removal of a director or directors for cause is among the purposes of the meeting. Directors may not be removed by the shareholders without cause.

AMENDMENT TO BYLAWS

    IN THE EVENT PROPOSAL 3 IS APPROVED BY THE STOCKHOLDERS, CONFORMING CHANGES SHALL BE MADE TO SECTION 9 OF ARTICLE II OF THE BYLAWS OF THE COMPANY.

                                      E3-1

                                                                       EXHIBIT 4

                        INCREASED VOTING REQUIRED FOR
                    SHAREHOLDERS TO CALL SPECIAL MEETING

AMENDMENT TO ARTICLES OF INCORPORATION

    THE SIXTH PARAGRAPH OF ARTICLE IX OF THE ARTICLES OF INCORPORATION OF THE COMPANY SHALL BE AMENDED TO READ AS FOLLOWS:

    Special meetings of the shareholders of this corporation for any purpose or purposes may be called at any time by (a) the Board of Directors; (b) the Chairman of the board of directors (if one is so appointed); (c) the President of this corporation; or (d) by the holders of not less than 50% of all the votes entitled to be case on any issue proposed to be considered at the proposed special meeting, if such shareholders sign, date and deliver to this corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Special meetings of shareholders of this corporation may not be called by any other person or persons.

AMENDMENT TO BYLAWS

    IN THE EVENT PROPOSAL 4 IS APPROVED BY THE STOCKHOLDERS, CONFORMING CHANGES SHALL BE MADE TO SECTION 2 OF ARTICLE I OF THE BYLAWS OF THE COMPANY.

                                      E4-1

                                                                       EXHIBIT 5

                SUPERMAJORITY VOTING REQUIRED TO AMEND BYLAWS

AMENDMENT TO ARTICLES OF INCORPORATION

    ARTICLE X OF THE ARTICLES OF INCORPORATION OF THE COMPANY SHALL BE AMENDED TO READ AS FOLLOWS:

    The power to adopt, alter, amend, or repeal bylaws shall be vested in the Board of Directors and the affirmative vote of 66-2/3% of the shareholders, except that the Board of Directors may not amend or repeal any bylaws adopted by the shareholders if otherwise provided by law or if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the directors.

AMENDMENT TO BYLAWS

    IN THE EVENT PROPOSAL 5 IS APPROVED BY THE STOCKHOLDERS, CONFORMING CHANGES SHALL BE MADE TO ARTICLE VII OF THE BYLAWS OF THE COMPANY.

                                      E5-1

                                    PROXY
                             PLASMA-THERM, INC.
                       ANNUAL MEETING OF STOCKHOLDERS
                                MAY 12, 1997

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby nominates and appoints Ronald S. Deferrari and W. Nicholas Goetz or any one of them, as proxies of the undersigned, with power of substitution to each, to vote all shares of stock of PLASMA-THERM, INC. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 10050 16th Street North, St. Petersburg, Florida, on Tuesday, May 12, 1998 at 10:00 A.M., local time, and at any adjournment or adjournments thereof with authority to vote said stock on the following matters:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1:

    1. Approve an amendment to the Articles of Incorporation of the Company ("Articles of Incorporation") and to corresponding amendment to the Bylaws of the Company ("Bylaws") to provide for the classification of the Board of Directors into three classes.

    [ ] FOR [ ] AGAINST [ ] ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2:

    2. Approval of an amendment to the Articles of Incorporation and corresponding amendments to the Bylaws to eliminate the ability of shareholders to fill vacancies on the Board of Directors.

    [ ] FOR [ ] AGAINST [ ] ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3:

    3. Approval of an amendment to the Articles of Incorporation and corresponding amendments to the Bylaws requiring the affirmative vote of the holders of 66-2/3% of the outstanding common stock to remove directors for cause.

    [ ] FOR [ ] AGAINST [ ] ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4:

    4. Approval of an amendment to the Articles of Incorporation and corresponding amendment to the Bylaws to provide that special meetings of stockholders may only be called by the President, the Chairman of the board of Directors, by the affirmative action of a majority of the Board of Directors, or by the written demand by the holders of not less than 50% of the outstanding Common Stock entitled to vote on matters to be brought at such meeting.

    [ ] FOR [ ] AGAINST [ ] ABSTAIN

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 5:

    5. Approval of an amendment to the Articles of Incorporation and corresponding amendment to the Bylaws to require the affirmative vote of 66-2/3% of the outstanding common stock for stockholders to amend, alter or repeal the Bylaws.

    [ ] FOR [ ] AGAINST [ ] ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 6:

    6. The election of four directors of the Company: Ronald H. Deferrari, Anastasios S. Gianoplus, Richard T. Heglin, Lubek Jastrzebski.

   [ ] VOTE FOR all nominees listed above, with the following exceptions:

   Exceptions:_________________________________________________________________

NOTE: Please sign and return promptly in the envelope provided. No postage is required if mailed in the United States.

Date: _____________ , 1998
                                    ___________________________________________
                                    Signature


                                    ___________________________________________
                                    Signature
                                    Please sign exactly as your name appears.
                                    When signing as attorney, executor,
                                    administrator, trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporation name by a duly authorized officer. Joint shareholders should each sign.

                                       2